Exhibit 99.1

FNCB BANCORP, INC.

2023 EQUITY INCENTIVE PLAN
(as adopted March 22, 2023 by the Board of Directors
and approved May 17, 2023 by the Shareholders)

ARTICLE I – GENERAL

Section 1.1     Purpose, Effective Date and Term. The purpose of this FNCB Bancorp, Inc. 2023 Equity Incentive Plan (as amended from time to time, the “Plan”) is to promote the long-term success of FNCB Bancorp, Inc. (together with any successor corporation, the “Company”), and its Subsidiaries, including FNCB Bank (the “Bank”) by providing a means to attract, retain and reward individuals who contribute to such success and to further align their interests with those of the Company’s shareholders through the ownership of Company common stock. The “Effective Date” of the Plan is March 22, 2023, subject to approval of the Company’s shareholders within 12 months of the Effective Date. Subject to Section 6.1 hereof, the Plan shall remain in effect as long as any Awards under it are outstanding; provided, however, that no Awards may be granted under the Plan after the day immediately prior to the ten-year anniversary of the Effective Date. Upon shareholder approval of this Plan, no further Awards shall be granted under the Prior Plan, and the Prior Plan shall remain in existence solely for the purpose of administering outstanding grants thereunder.

Section 1.2     Administration. The Plan shall be administered by the Administrator, in accordance with Section 5.1.

Section 1.3     Participation. Each Service Provider to the Company Group who is granted an Award in accordance with the terms of the Plan shall be a Participant in the Plan. The grant of Awards under the Plan shall be limited to Service Providers to the Company Group.

Section 1.4     Definitions. Capitalized terms used in the Plan are defined in Article VIII and elsewhere in the Plan.

ARTICLE II – AWARDS

Section 2.1     General. Any Award under the Plan may be granted singularly, or in combination with another Award (or Awards). Each Award under the Plan shall be subject to the terms and conditions of the Plan and such additional terms, conditions, limitations and restrictions as the Administrator shall provide with respect to such Award and as evidenced in the Award Agreement. Every Award under the Plan shall require a written Award Agreement. Subject to the provisions of Section 2.8, an Award may be granted as an alternative to or replacement (subject to Section 2.9) of an existing award under the Plan or any other plan of the Company or any Subsidiary (provided, however, that no Reload Awards shall be granted hereunder) or as the form of payment for grants or rights earned or due under any other compensation plan or arrangement of the Company Group, including without limitation the plan of any entity acquired by the Company or any Subsidiary. The types of Awards that may be granted under the Plan include:

(a)    Stock Options. A Stock Option means a grant under Section 2.2 that represents the right, but not the obligation, to purchase shares of Stock at an Exercise Price and subject to certain conditions, if applicable, established by the Administrator. Any Stock Option may be either an incentive stock option (an “ISO”) that is intended to satisfy the requirements applicable to an “incentive stock option” described in Code Section 422(b), or a non-qualified stock option (a “Non-Qualified Option”) that is not intended to be an ISO, provided, however, that no ISOs may be granted: (i) after the ten-year anniversary of the Effective Date or the date the Plan is approved by the Board, whichever is earlier; or (ii) to a Service Provider who is not an employee on the date the Stock Option is granted. Unless otherwise specifically provided by its terms, any Stock Option granted under the Plan shall be a Non-Qualified Option. Any ISO granted under this Plan that does not qualify as an ISO for any reason (whether at the time of grant or as the result of a subsequent event) shall be deemed to be a Non-Qualified Option. In addition, any ISO granted under this Plan may be unilaterally modified by the Administrator to disqualify such Stock Option from ISO treatment such that it shall become a Non-Qualified Option; provided however, that any such modification shall be ineffective if it causes the Award to be subject to Code Section 409A (unless, as modified, the Award complies with Code Section 409A).

(b)    Restricted Stock Awards. A Restricted Stock Award means an offer by the Company to sell or award to an eligible Service Provider, under Section 2.3, shares of Stock that are subject to restrictions (“Restricted Stock”). The Administrator will determine to whom an offer will be made, the number of shares of Stock that the Participant may purchase, the Purchase Price, if any, the restrictions under which the shares of Stock will be subject, and all other terms and conditions of the Award Agreement, subject to the Plan.

(c)    Restricted Stock Units. A Restricted Stock Unit (“RSU”) means a grant under Section 2.4 to an eligible Service Provider covering a number of shares of Stock that may be settled by issuance of those shares of Stock (which may consist of Restricted Stock) or in cash. A RSU is subject to the terms of an Award Agreement established by the Administrator, including a time-based vesting schedule or the satisfaction of market conditions or performance conditions.

(d)    Stock Appreciation Rights. A Stock Appreciation Right (“SAR”) is an award to an eligible Service Provider under Section 2.5 that may be settled in cash or shares of Stock (which may consist of Restricted Stock) having a value equal to (a) the difference between the Fair Market Value on the date of exercise over the Exercise Price multiplied by (b) the number of shares of Stock with respect to which the SAR is being settled (subject to any maximum number of shares of Stock that may be issuable as specified in an Award Agreement). All SARs will be made pursuant to an Award Agreement.

(e)    Performance Awards. A Performance Award is an award to an eligible Service Provider that is based upon the attainment of performance goals, as established by the Administrator, and other terms and conditions specified by the Administrator, and may be settled in cash, shares of Stock (which may consist of, without limitation, Restricted Stock), other property, or any combination thereof. Grants of Performance Awards will be made pursuant to an Award Agreement that cites Section 2.6 of the Plan. A Performance Award may be a standalone Award under Section 2.6 or in the form of an Award under Sections 2.2, 2.3, 2.4 or 2.5 that vests upon the achievement of one or more specified performance goals with respect to the applicable Performance Factors.

Section 2.2     Stock Options.

(a)    Grant of Stock Options. Each Stock Option shall be evidenced by an Award Agreement that shall: (i) specify the number of Stock Options covered by the Award; (ii) specify the date of grant of the Stock Option; (iii) specify the vesting period or conditions to vesting; (iv) identify the Stock Option as an ISO or an NSO and (v) contain such other terms and conditions not inconsistent with the Plan, including the effect of termination of a Participant’s Continuous Service with the Company Group as the Administrator may, in its discretion, prescribe. A Stock Option may be, but need not be, awarded upon satisfaction of such Performance Factors during any Performance Period as are set out in advance in the Participant’s individual Award Agreement. If the Option is being earned upon the satisfaction of Performance Factors, then the Administrator will: (a) determine the nature, length, and starting date of any Performance Period for each Stock Option; and (b) select from among the Performance Factors to be used to measure the performance, if any. Performance Periods may overlap and Participants may participate simultaneously with respect to Stock Options that are subject to different performance goals and other criteria.

(b)    Date of Grant. The date of grant of a Stock Option will be the date on which the Administrator makes the determination to grant such Stock Option, or a specified future date. The Award Agreement will be delivered to the Participant within a reasonable time after the granting of the Stock Option.

(c)    Exercise Period. Stock Options may be vested and exercisable within the times or upon the conditions as set forth in the Award Agreement governing such Stock Option, provided, however, that no Stock Option will be exercisable after the expiration of ten (10) years from the date the Stock Option is granted and provided further that no ISO granted to a Participant who, at the time the ISO is granted, directly or by attribution owns more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or of any Parent or Subsidiary (“Ten Percent Shareholder”) will be exercisable after the expiration of five (5) years from the date the ISO is granted. The Administrator also may provide for Stock Options to become exercisable at one time or from time to time, periodically or otherwise, in such number of shares of Stock or percentage of shares of Stock as the Administrator determines.

(d)    Exercise Price. The Exercise Price of a Stock Option will be determined by the Administrator when the Stock Option is granted, provided that: (a) the Exercise Price of an Option will be not less than one hundred percent (100%) of the Fair Market Value of the shares of Stock on the date of grant, (b) the Exercise Price of any ISO granted to a Ten Percent Shareholder will not be less than one hundred ten percent (110%) of the Fair Market Value of the shares of Stock on the date of grant, and (c) the Exercise Price may be higher or lower than the Fair Market Value of the shares of Stock on the date of grant in the case of Stock Options granted or exchanged in replacement of existing Awards held by a service provider to an acquired entity. Payment for the shares of Stock purchased may be made in accordance with Section 2.11 and the Award Agreement and in accordance with any procedures established by the Company.

(e)    Method of Exercise. Any Stock Option granted hereunder will be vested and exercisable according to the terms of the Plan and at such times and under such conditions as determined by the Administrator and set forth in the Award Agreement. The total number of shares that may be acquired upon the exercise of a Stock Option shall be rounded down to the nearest whole share, with cash-in-lieu paid by the Company, at its discretion, for the value of any fractional share. A Stock Option will be deemed exercised when the Company receives: (a) notice of exercise (in such form as the Administrator may specify from time to time) from the person entitled to exercise the Stock Option (and/or via electronic execution through the authorized third-party administrator), and (b) full payment for the shares of Stock with respect to which the Stock Option is exercised (together with applicable withholding taxes). Full payment may consist of any consideration and method of payment authorized by the Administrator and permitted by the Award Agreement and the Plan. Shares of Stock issued upon exercise of a Stock Option will be issued in the name of the Participant. The Company will issue (or cause to be issued) such shares of Stock promptly after the Stock Option is exercised.

(f)    No Rights as a Shareholder. Until the shares of Stock are issued (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company), no right to vote or receive dividends or any other rights as a shareholder will exist with respect to the shares of Stock, notwithstanding the exercise of the Stock Option. No adjustment will be made for a dividend or other right for which the record date is set prior to the date the shares of Stock are issued, except as provided in Section 3.3 of the Plan. Exercising a Stock Option in any manner will decrease the number of shares of Stock thereafter available, both for purposes of the Plan and for sale under the Stock Option, by the number of shares of Stock as to which the Stock Option is exercised.

(g)    Termination of Continuous Service. Subject to Section 2.10, except as may be set forth in the Participant’s Award Agreement, vesting ceases on such date Participant’s Continuous Service terminates (unless determined otherwise by the Administrator).

(h)    Limitations on ISOs. With respect to Stock Options granted as ISOs, to the extent that the aggregate Fair Market Value of the shares of Stock with respect to which such ISOs are exercisable for the first time by the Participant during any calendar year (under all plans of the Company and any Parent or Subsidiary) exceeds one hundred thousand dollars ($100,000), such Stock Options will be treated as NSOs. For purposes of this Section 2.2(h), ISOs will be taken into account in the order in which they were granted. The Fair Market Value of the shares of Stock will be determined as of the time the Stock Option with respect to such shares of Stock is granted. In the event that the Code or the regulations promulgated thereunder are amended after the Effective Date to provide for a different limit on the Fair Market Value of shares of Stock permitted to be subject to ISOs, such different limit will be automatically incorporated herein and will apply to any Stock Options granted after the effective date of such amendment.

(i)    Modification, Extension or Renewal. The Administrator may modify, extend, or renew outstanding Stock Options and authorize the grant of new Stock Options in substitution therefor, provided that any such action may not, without the written consent of a Participant, impair any of such Participant’s rights under any Stock Option previously granted. Any outstanding ISO that is modified, extended, renewed, or otherwise altered will be treated in accordance with Section 424(h) of the Code. Subject to Section 2.9 of this Plan, by written notice to affected Participants, the Administrator may reduce the Exercise Price of outstanding Stock Options without the consent of such Participants, provided, however, that the Exercise Price may not be reduced below the Fair Market Value on the date the action is taken to reduce the Exercise Price.

(j)    No Disqualification. Notwithstanding any other provision in this Plan, no term of this Plan relating to ISOs will be interpreted, amended, or altered, nor will any discretion or authority granted under this Plan be exercised, so as to disqualify this Plan under Section 422 of the Code or, without the consent of the Participant affected, to disqualify any ISO under Section 422 of the Code.

Section 2.3     Restricted Stock Awards.

(a)    Restricted Stock Award Agreement. All purchases or awards under a Restricted Stock Award will be evidenced by an Award Agreement, that shall: (i) specify the number of shares of Stock covered by the Restricted Stock Award; (ii) specify the date of grant of the Restricted Stock Award; (iii) specify the vesting period; (iv) specify the Purchase Price, if any, and (v) contain such other terms and conditions not inconsistent with the Plan, including the effect of termination of Participant’s Continuous Service with the Company Group as the Administrator may, in its discretion, prescribe. Except as may otherwise be provided in an Award Agreement, a Participant accepts a Restricted Stock Award by signing and delivering to the Company an Award Agreement with full payment of the Purchase Price, if any, within thirty (30) days from the date the Award Agreement was delivered to the Participant. If the Participant does not accept such Award within thirty (30) days, then the offer to purchase such Restricted Stock Award will terminate, unless the Administrator determines otherwise.

(b)    Issuance of Restricted Stock. All Restricted Stock shall be in the form of issued and outstanding shares of Stock that, at the discretion of the Administrator, shall be either: (x) registered in the name of the Participant and held or on behalf of the Company, together with a stock power executed by the Participant in favor of the Company, pending the vesting or forfeiture of the Restricted Stock; or (y) registered in the name of, and delivered to, the Participant. In any event, the certificates evidencing the Restricted Stock shall at all times prior to the applicable vesting date bear the following legend:

The Stock evidenced hereby is subject to the terms of an Award Agreement between FNCB Bancorp, Inc. and the Participant identified therein dated [Date], made pursuant to the terms of the FNCB Bancorp, Inc. 2023 Equity Incentive Plan, as amended from time to time, copies of which are on file at the executive offices of FNCB Bancorp, Inc., and may not be sold, encumbered, hypothecated or otherwise transferred except in accordance with the terms of such Plan and Award Agreement.

or such other restrictive legend as the Administrator, in its discretion, may specify. Notwithstanding the foregoing, the Company may in its sole discretion issue Restricted Stock in any other approved format (e.g., electronically) in order to facilitate the paperless transfer of such Awards. In the event Restricted Stock is not issued in certificate form, the Company and the transfer agent shall maintain appropriate bookkeeping entries that evidence Participants’ ownership of such Awards. Restricted Stock that is not issued in certificate form shall be subject to the same terms and conditions of the Plan as certificated shares, including the restrictions on transferability and the provision of a stock power executed by the Participant in favor of the Company, until the satisfaction of the conditions to which the Restricted Stock Award is subject.

(c)    Purchase Price. The Purchase Price, if any, for shares of Stock issued pursuant to a Restricted Stock Award will be determined by the Administrator and may be less than Fair Market Value on the date the Restricted Stock Award is granted. Payment of the Purchase Price must be made in accordance with Section 2.11 of the Plan, and the Award Agreement and in accordance with any procedures established by the Company.

(d)    Terms of Restricted Stock Awards. Restricted Stock Awards will be subject to such restrictions as the Administrator may impose or are required by law. These restrictions may be based on completion of a specified period of Continuous Service with the Company Group or upon completion of Performance Factors, if any, during any Performance Period as set out in advance in the Participant’s Award Agreement. Prior to the grant of a Restricted Stock Award, the Administrator will: (a) determine the nature, length, and starting date of any Performance Period for the Restricted Stock Award; (b) select from among the Performance Factors to be used to measure performance goals, if any; and (c) determine the number of shares of Stock that may be awarded to the Participant. Performance Periods may overlap and a Participant may participate simultaneously with respect to Restricted Stock Awards that are subject to different Performance Periods and having different performance goals and other criteria. In addition, each Restricted Stock Award shall be subject to the following terms and conditions:

i.      Dividends. No dividends or distributions declared and paid with respect to shares of Stock subject to a Restricted Stock Award shall be distributed to the Participant until such shares of Restricted Stock vest. The Administrator shall cause the dividend (and any earnings thereon) to be distributed to the Participant no later than two and one-half months following the date on which the Restricted Stock vests.

ii.     Voting Rights. Unless the Administrator determines otherwise with respect to any Restricted Stock Award and specifies such determination in the relevant Award Agreement, a Participant shall have voting rights related to the unvested, non-forfeited Restricted Stock Award and such voting rights shall be exercised by the Participant in his or her discretion.

iii.    Tender Offers and Merger Elections. Each Participant to whom a Restricted Stock Award is granted shall have the right to respond, or to direct the response, with respect to the related shares of Restricted Stock, to any tender offer, exchange offer, cash/stock merger consideration election or other offer made to, or elections made by, the holders of shares of Stock. Such a direction for any such shares of Restricted Stock shall be given by proxy or ballot (if the Participant is the beneficial owner of the shares of Restricted Stock for voting purposes) or by completing and filing, with the inspector of elections, the trustee or such other person who shall be independent of the Company as the Administrator shall designate in the direction (if the Participant is not such a beneficial owner), a written direction in the form and manner prescribed by the Administrator. If no such direction is given, then the shares of Restricted Stock shall not be tendered.

(e)    Termination of Continuous Service. Subject to Section 2.10, except as may be set forth in the Participant’s Award Agreement, vesting ceases on such date Participant’s Continuous Service terminates (unless determined otherwise by the Administrator).

Section 2.4     Restricted Stock Units.

(a)    Terms of RSUs. The Administrator will determine the terms of an RSU to be set forth in an Award Agreement, which shall include, without limitation: (i) the number of shares of Stock subject to the RSU, (ii) the date of grant of the RSUs, (iii) the time or times during which the RSU may be settled, (iv) the consideration to be distributed on settlement, and (v) the effect of the Participant’s termination of Continuous Service on each RSU, provided that no RSU will have a term longer than ten (10) years. An RSU may be awarded upon satisfaction of such performance goals based on Performance Factors during any Performance Period as are set out in advance in the Participant’s Award Agreement. If the RSU is being earned upon satisfaction of Performance Factors, then the Administrator will: (x) determine the nature, length, and starting date of any Performance Period for the RSU; (y) select from among the Performance Factors to be used to measure the performance, if any; and (z) determine the number of shares of Stock deemed subject to the RSU. Performance Periods may overlap and Participants may participate simultaneously with respect to RSUs that are subject to different Performance Periods and different performance goals and other criteria. The Administrator shall impose such other conditions or restrictions on any Restricted Stock Unit Award granted pursuant to the Plan as it may deem advisable including, without limitation, a requirement that Participants pay a stipulated Purchase Price for each RSU, restrictions under applicable laws or under the requirements of any Exchange or market upon which such shares may be listed, or holding requirements or sale restrictions placed by the Company upon vesting of such RSUs.

(b)    Form and Timing of Settlement. Payment of earned RSUs will be made as soon as practicable after the date(s) determined by the Administrator and set forth in the Award Agreement. The Administrator, in its sole discretion as set forth in the Award Agreement, may settle earned RSUs in cash, shares of Stock, or a combination of both. The Administrator may also permit a Participant to defer payment under a RSU to a date or dates after the RSU is earned, provided that the terms of the RSU and any deferral satisfy the requirements of Section 409A of the Code to the extent applicable.

(c)    Termination of Continuous Service. Subject to Section 2.10, except as may be set forth in the Participant’s Award Agreement, vesting ceases on such date Participant’s Continuous Service terminates (unless determined otherwise by the Administrator).

(d)    Additional Terms and Conditions. Each Restricted Stock Unit Award shall be subject to the following terms and conditions:

i.     Non-Transferable. Subject to the provisions of the Plan and the applicable Award Agreement, during the period, if any, set by the Administrator, commencing with the date of such RSU for which such Participant’s Continuous Service is required (the “Restriction Period”), and until the date on which the shares of Stock (subject to the terms of any Restricted Stock so delivered) underlying the RSU are delivered to the Participant, the Participant shall not be permitted to sell, assign, transfer, pledge or otherwise encumber RSUs or any shares of Stock underlying such RSU.

ii.    Voting Rights. A Participant shall have no voting rights with respect to any RSUs granted hereunder.

iii.    Dividends. No dividends shall be paid on RSUs. In the sole discretion of the Administrator, exercised at the time of grant, Dividend Equivalent Rights may be paid on RSUs either at the time the RSU vests or, if later, when the RSU is settled, as set forth in the Award Agreement. If a RSU is intended to be performance-based, payment of Dividend Equivalent Rights to the Award recipient will be conditioned on the satisfaction of the performance criteria or any other vesting conditions. In such case, the Dividend Equivalent Right shall be paid when the RSU is settled or at the same time as the shares subject to such RSU are distributed to the Participant.

Section 2.5     Stock Appreciation Rights.

(a)    Terms of SARs. The Administrator will determine the terms of each SAR including, without limitation: (a) the number of shares of Stock subject to the SAR, (b) the Exercise Price and the time or times during which the SAR may be exercised and settled, (c) the consideration to be distributed on exercise and settlement of the SAR, and (d) the effect of the Participant’s termination of Continuous Service on each SAR. The Exercise Price of the SAR will be determined by the Administrator when the SAR is granted and may not be less than Fair Market Value of the Stock on the date of grant. A SAR may be awarded upon satisfaction of Performance Factors, if any, during any Performance Period as are set out in advance in the Participant’s individual Award Agreement. If the SAR is being earned upon the satisfaction of Performance Factors, then the Administrator will: (i) determine the nature, length, and starting date of any Performance Period for each SAR; and (ii) select from among the Performance Factors to be used to measure the performance, if any. Performance Periods may overlap and Participants may participate simultaneously with respect to SARs that are subject to different Performance Factors and other criteria.

(b)    Exercise Price and Expiration Date. A SAR will be exercisable within the times or upon the occurrence of events determined by the Administrator and set forth in the Award Agreement governing such SAR. The SAR Agreement will set forth the expiration date, provided that no SAR will be exercisable after the expiration of ten (10) years from the date the SAR is granted. The Administrator may also provide for SARs to become exercisable at one time or from time to time, periodically or otherwise (including, without limitation, upon the attainment during a Performance Period of performance goals based on Performance Factors), in such number of shares of Stock or percentage of the shares of Stock subject to the SAR as the Administrator determines. Except as may be set forth in the Participant’s Award Agreement, vesting ceases on the date Participant’s Continuous Service terminates (unless determined otherwise by the Administrator).

(c)    Form of Settlement. Upon exercise of a SAR, a Participant will be entitled to receive payment from the Company in an amount determined by multiplying (a) the difference between the Fair Market Value of a share of Stock on the date of exercise over the Exercise Price, by (b) the number of shares of Stock with respect to which the SAR is exercised. At the discretion of the Administrator, the payment from the Company for the SAR exercise may be in cash, in Stock of equivalent value, or in some combination thereof. The portion of a SAR being settled may be paid currently or on a deferred basis with such interest, if any, as the Administrator determines, provided that the terms of the SAR and any deferral satisfy the requirements of Section 409A of the Code to the extent applicable.

(d)    Termination of Continuous Service. Subject to Section 2.10, except as may be set forth in the Participant’s Award Agreement, vesting ceases on the date Participant’s Continuous Service terminates (unless determined otherwise by the Administrator).

Section 2.6     Performance Awards.

(a)    Types of Performance Awards.

i.    Performance Shares. The Administrator may grant Awards of Performance Shares, designate the Participants to whom Performance Shares are to be awarded, and determine the number of Performance Shares and the terms and conditions of each such Award. Performance Shares will consist of a unit valued by reference to a designated number of shares of Stock, the value of which may be paid to the Participant by delivery of shares of Stock or, if set forth in the instrument evidencing the Award, of such property as the Administrator will determine, including, without limitation, cash, shares of Stock, other property, or any combination thereof, upon the attainment of performance goals, as established by the Administrator, and other terms and conditions specified by the Administrator. The amount to be paid under an Award of Performance Shares may be adjusted on the basis of such further consideration as the Administrator will determine in its sole discretion.

ii.    Performance Units. The Administrator may grant Awards of Performance Units, designate the Participants to whom Performance Units are to be awarded, and determine the number of Performance Units and the terms and conditions of each such Award. Performance Units will consist of a unit valued by reference to a designated amount of property other than shares of Stock, which value may be paid to the Participant by delivery of such property as the Administrator will determine, including, without limitation, cash, Stock, other property, or any combination thereof, upon the attainment of performance goals, as established by the Administrator, and other terms and conditions specified by the Administrator.

iii.    Cash-Settled Performance Awards. The Administrator may also grant cash-settled Performance Awards to Participants under the terms of this Plan. Such Awards will be based on the attainment of performance goals using the Performance Factors within this Plan that are established by the Administrator for the relevant performance period.

(b)    Terms of Performance Awards. The Administrator will determine, and each Award Agreement will set forth, the terms of each Performance Award including, without limitation: (a) the amount of any cash bonus, (b) the number of shares of Stock deemed subject to an award of Performance Shares, (c) the Performance Factors and Performance Period that will determine the time and extent to which each award of Performance Shares will be settled, (d) the consideration to be distributed on settlement, and (e) the effect of the Participant’s termination of Continuous Service on each Performance Award. In establishing Performance Factors and the Performance Period the Administrator will: (i) determine the nature, length, and starting date of any Performance Period; (ii) select from among the Performance Factors to be used; and (iii) determine the number of shares of Stock deemed subject to the award of Performance Shares. Each Performance Share will have an initial value equal to the Fair Market Value of a share of Stock on the date of grant. Prior to settlement the Administrator will determine the extent to which Performance Awards have been earned. Performance Periods may overlap and Participants may participate simultaneously with respect to Performance Awards that are subject to different Performance Periods and different performance goals and other criteria.

(c)    Termination of Continuous Service. Subject to Section 2.10, except as may be set forth in the Participant’s Award Agreement, vesting ceases on the date Participant’s Continuous Service terminates (unless determined otherwise by the Administrator).

Section 2.7     Vesting of Awards. The Administrator shall specify the vesting schedule or conditions of each Award. Notwithstanding any other provision of the Plan to the contrary, Awards granted under the Plan shall vest no earlier than the first anniversary of the date on which the Award is granted; provided, that the following Awards shall not be subject to the foregoing minimum vesting requirement: any (i) substitute Awards granted in connection with awards that are assumed, converted or substituted pursuant to a merger, acquisition or similar transaction entered into by any member of the Company Group, (ii) Awards to Non-Employee Directors that vest on the earlier of the one-year anniversary of the date of grant or the next annual meeting of shareholders which is at least 50 weeks after the immediately preceding year’s annual meeting, and (iii) any additional Awards the Administrator may grant, up to a maximum of five percent (5%) of the available share reserve authorized for issuance under the Plan pursuant to Section 3.2 (subject to adjustment under Section 3.3); and, provided, further, that the foregoing restriction does not apply to the Administrator’s discretion to provide for accelerated exercisability or vesting of any Award or acceleration in the event of death, Disability or a Change in Control in the terms of the Award Agreement or otherwise.

Section 2.8     Deferred Compensation. If any Award would be considered “deferred compensation” as defined under Code Section 409A (“Deferred Compensation”), the Administrator reserves the absolute right (including the right to delegate such right) to unilaterally amend the Plan or the Award Agreement, without the consent of the Participant, to maintain exemption from, or to comply with, Code Section 409A. Any amendment by the Administrator to the Plan or an Award Agreement pursuant to this Section 2.8 shall maintain, to the extent practicable, the original intent of the applicable provision without violating Code Section 409A. A Participant’s acceptance of any Award under the Plan constitutes acknowledgement and consent to such rights of the Administrator, without further consideration or action. Any discretionary authority retained by the Administrator pursuant to the terms of this Plan or pursuant to an Award Agreement shall not be applicable to an Award which is determined to constitute Deferred Compensation, if such discretionary authority would contravene Code Section 409A. Unless otherwise provided in a valid election form intended to comply with Code Section 409A, all Awards that are considered Deferred Compensation hereunder shall settle and be paid in no event later than 2 ½ months following the end of the calendar year with respect to which the Award’s substantial risk of forfeiture lapsed.

Section 2.9     Prohibition Against Option Repricing. Except for adjustments pursuant to Section 3.3 or in connection with a Change in Control, and reductions of the Exercise Price approved by the Company’s shareholders, the Administrator shall not have the right or authority to make any adjustment or amendment that reduces or would have the effect of reducing the Exercise Price of a Stock Option previously granted under the Plan, whether through amendment, cancellation (including cancellation in exchange for a cash payment in excess of the Stock Option’s in-the-money value or in exchange for Stock Options or other Awards) or replacement grants, or other means.

Section 2.10     Effect of Termination of Continuous Service on Awards. The Administrator shall establish the effect of a Termination of Continuous Service on the continuation of rights and benefits available under an Award and, in so doing, may make distinctions based upon, among other things, the cause of Termination of Continuous Service and type of Award. Unless otherwise specified by the Administrator and set forth in an Award Agreement, the following provisions shall apply to each Award granted under this Plan:

(a)    Upon the Participant’s Termination of Continuous Service for any reason other than due to Retirement, Disability, death or Termination for Cause, Stock Options and SARs shall be exercisable only as to those shares of Stock that were immediately exercisable by such Participant at the date of termination and may be exercised only for a period of three (3) months following termination, and any Restricted Stock, RSUs, Performance Shares, Performance Units or cash-settled Performance Awards that have not vested as of the date of Termination of Continuous Service shall expire and be forfeited.

(b)    Unless otherwise determined by the Administrator, if the Participant’s Continuous Service terminates for Cause, then Participant’s Stock Options and SARs (whether or not vested) that have not been exercised and all Restricted Stock, RSUs, Performance Shares, Performance Units or cash-settled Performance Awards granted to a Participant that have not vested will expire and be forfeited on the date of termination of Participant’s Continuous Service if the Administrator has reasonably determined in good faith that such cessation of Continuous Services has resulted in connection with an act or failure to act constituting Cause (or such Participant’s Continuous Services could have been terminated for Cause (without regard to the lapsing of any required notice or cure periods in connection therewith) at the time such Participant terminated Continuous Service), or at such later time and on such conditions as are determined by the Administrator, but in any event no later than the expiration date of the applicable Award.

(c)    Upon Termination of Continuous Service for reason of Disability or death, all Stock Options and SARs shall be exercisable as to all shares of Stock subject to an outstanding Award whether or not then exercisable, and all Restricted Stock, RSUs, Performance Shares, Performance Units or cash-settled Performance Awards shall vest as to all shares of Stock subject to an outstanding Award, whether or not otherwise immediately vested, at the date of Termination of Continuous Service, provided that Performance Shares, Performance Units or cash-settled Performance Awards shall become vested at the greater of (i) the target level performance (as described in the Award Agreement) (the “Target Level”) or (ii) the actual level of performance determined as of the date of such Termination of Continuous Service. Stock Options and SARs may be exercised for a period of one year following Termination of Continuous Service due to death or Disability (or such shorter or longer time period as may be determined by the Administrator, with any exercise beyond (a) three (3) months after the date Participant’s employment terminates when the termination of Continuous Service is for a Disability that is not a “permanent and total disability” as defined in Section 22(e)(3) of the Code or (b) twelve (12) months after the date Participant’s employment terminates when the termination of Continuous Service is for a Disability that is a “permanent and total disability” as defined in Section 22(e)(3) of the Code, deemed to be exercise of an NSO), or the remaining unexpired term of the Stock Option or SARs, if less.

(d)    In the event of Termination of Continuous Service due to Retirement, a Participant’s vested Stock Options and SARs shall be exercisable for one year following Termination of Continuous Service, provided that no Stock Option shall be eligible for treatment as an ISO in the event such Stock Option is exercised more than three months following Termination of Continuous Service due to Retirement. Any Award that has not vested as of the date of Termination of Continuous Service due to Retirement shall become fully vested, provided that no shares of unrestricted Stock to be issued under any Restricted Stock Award, RSU, Performance Award shall be delivered prior to the settlement date described in the applicable Award Agreement or any election form for Deferred Compensation, as applicable.

(e)    Notwithstanding anything herein to the contrary, no Stock Option or SAR shall be exercisable beyond the last day of the original term of such Stock Option or SAR.

(f)    Notwithstanding the provisions of this Section 2.10, the effect of a Change in Control on the vesting or exercisability of Stock Options, SARs, Restricted Stock Awards, RSUs and Performance Awards is as set forth in Article IV.

Section 2.11     Payment for Share Purchases. Payment from a Participant for shares of Stock purchased pursuant to this Plan may be made in cash or by check or, where expressly approved for the Participant by the Administrator and where permitted by law (and to the extent not otherwise set forth in the applicable Award Agreement):

(a)    by cancellation of indebtedness of the Company to the Participant;

(b)    by surrender of shares of the Company held by the Participant that have a Fair Market Value on the date of surrender equal to the aggregate exercise price of the shares of Stock as to which said Award will be exercised or settled;

(c)    by waiver of compensation due or accrued to the Participant for services rendered or to be rendered to the Company Group;

(d)    by consideration received by the Company pursuant to a broker-assisted or other form of cashless exercise program implemented by the Company in connection with the Plan;

(e)    by any combination of the foregoing; or

(f)    by any other method of payment as is permitted by applicable law.

The Administrator may limit the availability of any method of payment, to the extent the Administrator determines, in its discretion, such limitation is necessary or advisable to comply with applicable law or facilitate the administration of the Plan.

ARTICLE III – SHARES SUBJECT TO PLAN

Section 3.1     Available Shares. The shares of Stock with respect to which Awards may be made under the Plan shall be shares currently authorized but unissued, currently held or, to the extent permitted by applicable law, subsequently acquired by the Company, including shares purchased in the open market or in private transactions.

Section 3.2     Share Limitations.

(a)    Share Reserve. Subject to the following provisions of this Section 3.2, the maximum number of shares of Stock that may be issued to Participants and their beneficiaries under the Plan shall be equal to 2,000,000 shares of Stock, plus (a) any shares of Stock reserved, but not issued or subject to outstanding awards granted under the Prior Plan on the Effective Date, (b) shares of Stock that are subject to outstanding awards granted under the Prior Plan that cease to be subject to such awards by forfeiture or otherwise after the Effective Date or (c) shares of Stock issued under the Prior Plan that are repurchased by the Company at the original issue price (collectively, the “Share Limit”). Subject to Section 3.2(b), shares of Stock may be issued under the Plan up to such Share Limit; provided, however, that no more 2,000,000 shares of Stock may be delivered pursuant to the exercise of Stock Options that are granted as ISOs. The aggregate number of shares available for grant under this Plan and the number of shares of Stock subject to outstanding awards shall be subject to adjustment as provided in Section 3.3. For the avoidance of doubt, shares of Stock that initially became available for grant because of Section 3.2(b)(iii), (iv) or (vi) will not include shares of Stock subject to Awards that initially became available because of the substitution clause in Section 3.3(c).

(b)    Computation of Shares Available. For purposes of this Section 3.2 the number of shares of Stock available for the grant of Awards shall be reduced by the number of shares of Stock previously granted under the Plan, subject to the following:

i.      shares of Stock issued pursuant to Restricted Stock Awards or RSUs shall count against the Share Limit as one (1) share of Stock for each one (1) share of Stock issued in connection with the Award;

ii.     shares of Stock issued pursuant to the exercise of Stock Options or SARs shall count against the Share Limit as one share of Stock for every one share of Stock to which such exercise relates;

iii.    with respect to any Performance Award denominated in units that may settle into greater or fewer than one (1) share of Stock for each unit granted, one (1) share shall be counted for each such unit subject to the Performance Award, assuming Target Level performance, provided, however, that upon the issuance of shares of Stock pursuant to the Performance Award, (x) if performance is in excess of the Target Level, one (1) additional share shall be counted for each share actually issued in excess of the number of shares that would have been issued at Target Level, and (y) if performance is below the Target Level, such number of shares of Stock shall be forfeited pursuant to Section 3.2(b)(iv) equal to the difference between (a) the number of shares of Stock that would have been issued at the Target Level performance and (b) the number of shares of Stock actually issued.

iv.    to the extent any shares of Stock covered by an Award (including Restricted Stock Awards and RSUs) under the Plan are not delivered to a Participant or beneficiary for any reason, including because the Award is forfeited or canceled or because a Stock Option or a SARs Award is not exercised, then such shares shall not be deemed to have been delivered for purposes of determining the remaining Share Limit;

v.     to the extent (A) a Stock Option or SARs Award is exercised by using an actual or constructive exchange of shares of Stock to pay the Exercise Price; (B) shares of Stock are withheld to satisfy withholding taxes upon exercise or vesting of an Award granted hereunder; or (C) shares are withheld to satisfy the exercise price of Stock Options or SARs Award in a net settlement of Stock Options or SARs, then the number of shares of Stock available shall be reduced by the gross number of shares of Stock issued rather than by the net number of shares of Stock issued; and

vi.    to the extent an Award is paid out in cash or other property, rather than shares of Stock, such cash payment will not result in reducing the number of shares of Stock available for issuance under the Plan.

Section 3.3     Corporate Transactions.

(a)    General. If the shares of Stock are changed into or exchanged for a different number of kind of shares or other securities of the Company on account of any recapitalization, reclassification, stock split, reverse split, spinoff, combination of shares, exchange of shares, extraordinary cash dividend, stock dividend or other distribution payable in capital stock, or other increase or decrease in such shares effected without receipt of consideration by the Company occurring after the Effective Date, the number and kind of shares subject to the Share Limit and the number, kind and Purchase Price or Exercise Price per share (if applicable) of shares subject to outstanding Awards shall be adjusted proportionately and accordingly by the Administrator, so that the proportionate interest of the grantee immediately following such event shall, to the extent practicable, be the same as immediately before such event. Any such adjustment in outstanding Stock Options or SARs shall not change the aggregate Exercise Price payable with respect to shares that are subject to the unexercised portion of the Stock Option or SARs outstanding but shall include a corresponding proportionate adjustment in the Exercise Price per share. In addition, the Administrator is authorized to make adjustments in the terms and conditions of, and the criteria included in, outstanding Awards (including, without limitation, cancellation of Awards in exchange for the in-the-money value, if any, of the vested portion thereof, or substitution or exchange of Awards using stock of a successor or other entity) in recognition of unusual or nonrecurring events (including, without limitation, events described in the preceding sentence) affecting the Company or any Parent or Subsidiary or the financial statements of the Company or any Parent or Subsidiary, or in response to changes in applicable laws, regulations, or accounting principles.

(b)    Merger in which Company is Not Surviving Entity. In the event of any merger, consolidation, or other business reorganization (including, but not limited to, a Change in Control) in which the Company is not the surviving entity, unless otherwise set forth in the agreement relating to the consummation of such merger, consolidation or other business reorganization, any Stock Options or SARs Award granted under the Plan which are outstanding immediately prior to such merger, consolidation or other business combination shall be converted, as applicable, into Stock Options or SARs to purchase voting common equity securities of the business entity which survives such merger, consolidation or other business reorganization having substantially the same terms and conditions as the outstanding Stock Options or SARs under this Plan and reflecting the same economic benefit (as measured by the difference between the aggregate Exercise Price and the value exchanged for outstanding shares of Stock in such merger, consolidation or other business reorganization), all as determined by the Administrator prior to the consummation of such merger. The Administrator may, at any time prior to the consummation of such merger, consolidation or other business reorganization, direct that all, but not less than all, outstanding Stock Options or SARs be canceled as of the effective date of such merger, consolidation or other business reorganization in exchange for a cash (or acquirer stock) payment per share of Stock equal to the excess (if any) of the value exchanged for an outstanding share of Stock in such merger, consolidation or other business reorganization over the Exercise Price of the Stock Option or SARs Award being canceled; provided, further, that in the event the Exercise Price of outstanding Stock Options or SARs exceed the value to be exchanged for an outstanding share of Stock (an “Underwater Award”) in such merger, consolidation or other business reorganization, the Administrator may, in its discretion, cancel and terminate such Underwater Awards without the consent of the holder of the Stock Option or SARs, as applicable, and without any payment to such holder.

(c)    Assumption of Awards by the Company. The Company, from time to time, also may substitute or assume outstanding awards granted by another company, whether in connection with an acquisition of such other company or otherwise, by either: (a) granting an Award under this Plan in substitution of such other company’s award, or (b) assuming such award as if it had been granted under this Plan if the terms of such assumed award could be applied to an Award granted under this Plan. Such substitution or assumption will be permissible if the holder of the substituted or assumed award would have been eligible to be granted an Award under this Plan if the other company had applied the rules of this Plan to such grant. In the event the Company assumes an award granted by another company, the terms and conditions of such award will remain unchanged (except that the Purchase Price or the Exercise Price, as the case may be, and the number and nature of shares of Stock issuable upon exercise or settlement of any such Award will be adjusted appropriately pursuant to Section 424(a) of the Code). In the event the Company elects to grant a new Option in substitution rather than assuming an existing option, such new Option may be granted with a similarly adjusted Exercise Price. Substitute Awards will not reduce the number of shares of Stock authorized for grant under the Plan or authorized for grant to a Participant in a calendar year.

Section 3.4     Delivery of Shares. Delivery of shares of Stock or other amounts under the Plan shall be subject to the following:

(a)    Compliance with Applicable Laws. Notwithstanding any other provision of the Plan, the Company shall have no obligation to deliver any shares of Stock or make any other distribution of benefits under the Plan unless such delivery or distribution complies with all applicable laws (including, the requirements of the Securities Act), and the applicable requirements of any Exchange or similar entity.

(b)    Certificates. To the extent that the Plan provides for the issuance of shares of Stock, the issuance may be made on a non-certificated basis, to the extent not prohibited by applicable law or the applicable rules of any Exchange. All shares of Stock or other securities whether or not certificated, delivered under this Plan will be subject to such stock transfer orders, legends, and other restrictions as the Administrator may deem necessary or advisable, including restrictions under any applicable U.S. federal, state, or foreign securities law, or any rules, regulations, and other requirements of the SEC or any stock exchange or automated quotation system upon which the shares of Stock may be listed or quoted, and any non-U.S. exchange controls or securities law restrictions to which the shares of Stock are subject.

ARTICLE IV – CHANGE IN CONTROL

Section 4.1     Consequence of a Change in Control. Subject to the provisions of Section 3.3 (relating to the adjustment of shares and cancellation of Stock Options in exchange for a cash or stock payment of the in-the-money value) and except as otherwise provided in the applicable Award Agreement:

(a)    Notwithstanding any other provisions of the Plan, and except as otherwise provided in an Award Agreement, if there is a Change in Control, all Awards that are not Performance Awards (“Stock-based Awards”) shall immediately vest 100% in each Participant, including Stock Options, SARs, Restricted Stock and RSUs, provided, however, that:

i.    no Stock-based Award granted or made during a period when the Company is subject to Federal Deposit Insurance Corporation Regulations at 12 C.F.R. Part 359 (“Part 359”) shall be subject to acceleration of vesting pursuant to this Section 4.1; and

ii.    no Stock-based Awards, whenever granted or made, shall vest pursuant to this Section 4.1 if the Change in Control occurs during a period when the Company is subject to Part 359.

(b)    Notwithstanding any other provisions of the Plan, and except as otherwise provided in an Award Agreement, if there is a Change in Control, all Performance Awards granted under the Plan shall be immediately paid out. The amount of the payout shall be based on the greater of (i) the Target Level performance or (ii) the actual level of performance determined as of the date of such Change in Control.

i.    no Performance Award granted or made during a period when the Company is subject to Part 359 shall be subject to immediate payout pursuant to this Section 4.1; and

ii.    no Performance Awards, whenever granted are made, shall be immediately paid out pursuant to this Section 4.1 if the Change in Control occurs during a period when the Company is subject to Part 359.

Section 4.2     Definition of Change in Control. For purposes of the Plan, unless otherwise provided in an Award Agreement, a “Change in Control” shall be deemed to have occurred upon the earliest to occur of the following:

(a)    there shall be consummated (1) any consolidation, merger, share exchange, or similar transaction relating to the Company, in which the Company is not the continuing or surviving entity or pursuant to which shares of the Company’s capital stock are converted into cash, securities of another entity and/or other property, other than a transaction in which the holders of the Company’s voting stock immediately before such transaction shall, upon consummation of such transaction, own at least fifty percent (50%) of the voting power of the surviving entity, or (2) any sale or other transfer of all or substantially all of the assets of the Company, other than a transfer of assets to a related person which is not treated as a change in control event under §1.409A-3(i)(5)(vii)(B) of U.S. Treasury Regulations; or

(b)    any person (within the meaning of Sections 13(d) and 14(d)(2) of the Exchange Act shall after the Effective Date become the beneficial owner (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of securities of the Company representing a majority or more of the voting power of then all outstanding securities of the Company entitled to vote generally in the election of Directors of the Company (including, without limitation, any securities of the Company that any such person has the right to acquire pursuant to any agreement, or upon exercise of conversion rights, warrants or options, or otherwise, which shall be deemed beneficially owned by such person), provided, however that the acquisition by any person or group of persons acquiring beneficial ownership of such level of voting power in connection with a recapitalization transaction or the purchase of newly issued securities directly from the Company, approved by the Company Board in office as of the Effective Date (the “Incumbent Board”), shall not be considered a Change in Control, and provided further that any person who becomes a member of the Company Board and whose nomination, election or appointment as a Director was approved by at least a majority of the Directors comprising the Incumbent Board, or by a nominating committee of the Board, the membership of which was approved by at least a majority of the Directors comprising the Incumbent Board, shall, be considered as a member of the Incumbent Board; or

(c)    where over a twelve month period, a majority of the members of the Board are replaced by Directors whose appointment or election was not endorsed by a majority of the members of the Board in office prior to such appointment or election.

Notwithstanding the foregoing, if the event purportedly constituting a Change in Control under (a), (b) or (c) does not also constitute a “change in ownership” of the Company, a “change in effective control” of the Company, or a “change in the ownership of a substantial portion of the assets” of the Company within the meaning of Code Section 409A, then such event shall not constitute a “Change in Control” hereunder. Additionally, no event shall constitute a “Change of Control” under (a), (b) or (c) to the extent that the acquisition of beneficial ownership of voting securities of the Company by the person or group results from an acquisition directly from the Company (or from an underwriter with which the Company has entered into an agreement for a firm commitment underwriting of the Company’s securities) in a capital raising transaction.

ARTICLE V – ADMINISTRATOR

Section 5.1     Administration. The Plan shall be administered by the Administrator. If the Administrator (other than the Board) consists of fewer than two Disinterested Board Members, then the Board shall appoint to such Administrator such additional Disinterested Board Members as shall be necessary to provide for an Administrator consisting of at least two Disinterested Board Members. Any members of the Administrator (other than the Board) who do not qualify as Disinterested Board Members shall abstain from participating in any discussion or decision to make or administer Awards that are made to Participants who at the time of consideration for such Award are persons subject to the short-swing profit rules of Section 16 of the Exchange Act. For the avoidance of doubt, the Board (or if necessary to maintain compliance with the applicable listing standards, those members of the Board who are “independent directors” under the corporate governance statutes or rules of any national Exchange on which the Company lists, or has listed or seeks to list its securities, may, in its discretion, take any action and exercise any power, privilege or discretion conferred on the Administrator under the Plan with the same force and effect under the Plan as if done or exercised by the Administrator.

Section 5.2     Powers of the Administrator. The Administrator’s administration of the Plan shall be subject to the following:

(a)    The Administrator will have the authority and discretion to select from among the Company Group’s Service Providers those persons who shall receive Awards, to determine the time or times of receipt, to determine the types of Awards and the number of shares of Stock covered by the Awards, to establish the terms, conditions, features, performance criteria, restrictions (including without limitation, provisions relating to non-competition, non-solicitation and confidentiality), and other provisions of such Awards, to cancel or suspend Awards (subject to the restrictions imposed by Article VI) and to reduce, eliminate or accelerate any restrictions applicable to an Award at any time after the grant of the Award, or to extend the time period to exercise a Stock Option or SARs Award, provided that such extension is consistent with Code Section 409A. Notwithstanding the foregoing, the Administrator will not have the authority or discretion to accelerate the vesting requirements applicable to an Award to avoid the one-year minimum vesting requirement pursuant to Section 2.7 except in the event of a Change in Control as provided under Section 4.1 of the Plan and in the event of termination due to death or Disability.

(b)    The Administrator will have the authority and discretion to interpret the Plan, to establish, amend and rescind any rules and regulations relating to the Plan, and to make all other determinations that may be necessary or advisable for the administration of the Plan.

(c)    The Administrator will have the authority to define terms not otherwise defined herein.

(d)    Any interpretation of the Plan by the Administrator and any decision made by it under the Plan are final and binding on all persons.

(e)    In controlling and managing the operation and administration of the Plan, the Administrator shall take action in a manner that conforms to the articles of incorporation and bylaws of the Company, as then in effect, and applicable state corporate law.

(f)    The Administrator shall have the authority to determine the Fair Market Value in good faith and interpret the applicable provisions of this Plan and the definition of Fair Market Value in connection with circumstances that impact the Fair Market Value, if necessary.

(g)    The Administrator shall have the authority to determine whether Awards will be granted singly, in combination with, in tandem with, in replacement of, or as alternatives to, other Awards under this Plan or any other incentive or compensation plan of the Company Group.

(h)    The Administrator shall have the authority to grant waivers of Plan or Award conditions.

(i)    The Administrator shall have the authority to (i) determine the vesting, exercisability, and payment of Awards (ii) determine whether an Award has been vested and/or earned, (iii) reduce, waive or modify any criteria with respect to Performance Factors, and (iv) adjust Performance Factors to take into account changes in law and accounting or tax rules as the Administrator deems necessary or appropriate to reflect the impact of extraordinary or unusual items, events, or circumstances to avoid windfalls or hardships.

(j)    The Administrator shall have the authority to adopt terms and conditions, rules, and/or procedures (including the adoption of any subplan under this Plan) relating to the operation and administration of the Plan to accommodate requirements of local law and procedures outside of the United States or to qualify Awards for special tax treatment under laws of jurisdictions other than the United States.

(k)    The Administrator shall have the authority to exercise discretion with respect to Performance Awards.

(l)    The Administrator shall have the authority to correct any defect, supply any omission or reconcile any inconsistency in this Plan, any Award or any Award Agreement.

(m)    The Administrator will have the authority to (i) suspend a Participant’s right to exercise a stock option or SARs Award during a blackout period (or similar restricted period) that is necessary or in the best interests of the Company in order to comply with the securities laws and regulations issued by the SEC (the “Blackout Period”), and (ii) to extend the period to exercise a Stock Option by a period of time equal to the Blackout Period, provided that such extension does not violate Section 409A of the Code, the incentive stock option requirements or applicable laws and regulations.

(n)    The Administrator will have the authority to make all other determinations necessary or advisable for the administration of this Plan.

Section 5.3     Delegation by Administrator. Except to the extent prohibited by applicable law, the applicable rules of an Exchange upon which the Company lists its shares or the Plan, or as necessary to comply with the exemptive provisions of Rule 16b-3 promulgated under the Exchange Act, the Administrator may allocate all or any portion of its responsibilities and powers to any one or more of its members and may delegate all or any part of its responsibilities and powers to any person or persons selected by it, including (a) delegating to a committee of one or more members of the Board who are not Disinterested Board Members, the authority to grant Awards under the Plan to eligible persons who are not then subject to Section 16 of the Exchange Act; or (b) delegating to a committee of one or more members of the Board who would be eligible to serve on the Compensation Committee of the Company pursuant to the listing requirements imposed by any national securities Exchange on which the Company lists, has listed or seeks to list its securities, the authority to grant awards under the Plan. The acts of such delegates shall be treated hereunder as acts of the Administrator and such delegates shall report regularly to the Administrator regarding the delegated duties and responsibilities and any awards so granted. Any such allocation or delegation may be revoked by the Administrator at any time.

Section 5.4     Information to be Furnished to Administrator. As may be permitted by applicable law, the Company Group shall furnish the Administrator with such data and information as it determines may be required for it to discharge its duties. The records of the Company Group as to a Participant’s employment, termination of employment, leave of absence, reemployment and compensation shall be conclusive on all persons unless determined by the Administrator to be manifestly incorrect. Subject to applicable law, Participants and other persons entitled to benefits under the Plan must furnish the Administrator such evidence, data or information as the Administrator considers desirable to carry out the terms of the Plan.

Section 5.5     Administrator Action. Subject to Section 5.1, all actions of the Administrator shall be final and conclusive and shall be binding upon the Company, Participants and all other interested parties. Any person dealing with the Administrator shall be fully protected in relying upon any written notice, instruction, direction or other communication signed by a member of the Administrator or by a representative of the Administrator authorized to sign the same in its behalf.

ARTICLE VI – AMENDMENT AND TERMINATION

Section 6.1     General. The Board may, as permitted by law, at any time, amend or terminate the Plan, and may, at any time, amend any Award Agreement, provided that no amendment or termination (except as provided in Section 2.8, Section 3.3 and Section 6.2) may cause the Award to violate Code Section 409A, may cause the repricing of a Stock Option, or, in the absence of written consent to the change by the affected Participant (or, if the Participant is not then living, the affected beneficiary), adversely impair the rights of any Participant or beneficiary under any Award granted under the Plan prior to the date such amendment is adopted by the Board; provided, however, that, no amendment may (a) materially increase the benefits accruing to Participants under the Plan; (b) materially increase the aggregate number of securities that may be issued under the Plan, other than pursuant to Section 3.3, or (c) materially modify the requirements for participation in the Plan, unless the amendment under (a), (b) or (c) above is approved by the Company’s shareholders.

Section 6.2     Amendment to Conform to Law and Accounting Changes. Notwithstanding any provision in this Plan or any Award Agreement to the contrary, the Administrator may amend the Plan or any Award Agreement, to take effect retroactively or otherwise, as deemed necessary or advisable for the purpose of (i) conforming the Plan or the Award Agreement to any present or future law relating to plans of this or similar nature (including, but not limited to, Code Section 409A), or (ii) avoiding an accounting treatment resulting from an accounting pronouncement or interpretation thereof issued by the SEC or Financial Accounting Standards Board subsequent to the adoption of the Plan or the making of the Award affected thereby, which in the sole discretion of the Administrator, may materially and adversely affect the financial condition or results of operations of the Company. By accepting an Award under this Plan, each Participant agrees and consents to any amendment made pursuant to this Section 6.2 or Section 2.8 to any Award granted under the Plan without further consideration or action.

ARTICLE VII – GENERAL TERMS

Section 7.1     No Implied Rights.

(a)    No Rights to Specific Assets. Neither a Participant nor any other person shall by reason of participation in the Plan acquire any right in or title to any assets, funds or property of the Company or any Subsidiary whatsoever, including any specific funds, assets, or other property which the Company or any Subsidiary, in its sole discretion, may set aside in anticipation of a liability under the Plan. A Participant shall have only a contractual right to the shares of Stock or amounts, if any, payable or distributable under the Plan, unsecured by any assets of the Company or any Subsidiary, and nothing contained in the Plan shall constitute a guarantee that the assets of the Company or any Subsidiary shall be sufficient to pay any benefits to any person.

(b)    No Contractual Right to Employment or Future Awards. The Plan does not constitute a contract of employment, and selection as a Participant will not give any participating Employee the right to be retained in the employ of the Company Group or any right or claim to any benefit under the Plan, unless such right or claim has specifically accrued under the terms of the Plan. No individual shall have the right to be selected to receive an Award under the Plan, or, having been so selected, to receive a future Award under the Plan. There is no obligation for uniformity of treatment of Participants or holders or beneficiaries of Awards. The terms and conditions of Awards and the Administrator’s determinations and interpretations with respect thereto need not be the same with respect to each Participant and may be made selectively among Participants, whether or not such Participants are similarly situated.

(c)    No Rights as a Shareholder. Except as otherwise provided in the Plan or in an Award Agreement, no Award under the Plan shall confer upon the holder thereof any rights as a shareholder of the Company prior to the date on which the individual fulfills all conditions for receipt of such rights. Any Dividend Equivalent Rights permitted by any applicable Award Agreement will be subject to the same vesting or performance conditions as the underlying Award. In addition, the Administrator may provide that any Dividend Equivalent Rights permitted by an applicable Award Agreement will be deemed to have been reinvested in additional shares of Stock or otherwise reinvested. After shares of Stock are issued to the Participant, the Participant will be a shareholder and have all the rights of a shareholder with respect to such shares, including the right to vote and receive all dividends or other distributions made or paid with respect to such shares; provided, that if such shares are Restricted Stock, then any new, additional or different securities the Participant may become entitled to receive with respect to such shares of Stock by virtue of a stock dividend, stock split or any other change in the corporate or capital structure of the Company will be subject to the same restrictions as the Restricted Stock; provided, further, that the Participant will have no right to such stock dividends or stock distributions with respect to Unvested Shares, and any such dividends or stock distributions will be accrued and paid only at such time, if any, as such Unvested Shares become vested shares of Stock. The Administrator, in its discretion, may provide in the Award Agreement evidencing any Award that the Participant will be entitled to Dividend Equivalent Rights with respect to the payment of cash dividends on shares of Stock underlying an Award during the period beginning on the date the Award is granted and ending, with respect to each share of Stock subject to the Award, on the earlier of the date on which the Award is exercised or settled or the date on which it is forfeited provided, that no Dividend Equivalent Right will be paid with respect to the Unvested Shares, and such dividends or stock distributions will be accrued and paid only at such time, if any, as such Unvested Shares become vested shares of Stock. Such Dividend Equivalent Rights, if any, will be credited to the Participant in the form of additional whole shares of Stock as of the date of payment of such cash dividends on shares of Stock.

Section 7.2     Transferability. Unless determined otherwise by the Administrator, an Award may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or by the laws of descent or distribution. If the Administrator makes an Award transferable, including, without limitation, by instrument to an inter vivos or testamentary trust in which the Awards are to be passed to beneficiaries upon the death of the trustor (settlor) or by gift or by domestic relations order to a Permitted Transferee, such Award will contain such additional terms and conditions as the Administrator deems appropriate. All Awards will be exercisable: (a) during the Participant’s lifetime only by the Participant or the Participant’s guardian or legal representative; (b) after the Participant’s death, by the legal representative of the Participant’s heirs or legatees; and (c) in the case of all awards except ISOs, by a Permitted Transferee.

Section 7.3     Designation of Beneficiaries. A Participant hereunder may file with the Company a written designation of a beneficiary or beneficiaries under this Plan and may from time to time revoke or amend any such designation (“Beneficiary Designation”). Any designation of beneficiary under this Plan shall be controlling over any other disposition, testamentary or otherwise (unless such disposition is pursuant to a domestic relations order); provided, however, that if the Administrator is in doubt as to the entitlement of any such beneficiary to any Award, the Administrator may determine to recognize only the legal representative of the Participant in which case the Company, the Administrator and the members thereof shall not be under any further liability to anyone.

Section 7.4     Non-Exclusivity. Neither the adoption of this Plan by the Board nor the submission of the Plan to the shareholders of the Company for approval shall be construed as creating any limitations on the power of the Board or the Administrator to adopt such other incentive arrangements as either may deem desirable, including, without limitation, the granting of Restricted Stock Awards, RSUs or Stock Options otherwise than under the Plan, and such arrangements may be either generally applicable or applicable only in specific cases.

Section 7.5     Award Agreement. Each Award granted under the Plan shall be evidenced by an Award Agreement. A copy of the Award Agreement for a given Award, the Plan, and any other documents, in any medium chosen by the Administrator, shall be provided (or made available electronically) to the Participant, and the Administrator may, but need not require, that the Participant sign a copy of the Award Agreement. In the absence of a specific provision in the Award Agreement, the terms of the Plan shall control.

Section 7.6     Form and Time of Elections; Notification Under Code Section 83(b). Unless otherwise specified herein, each election required or permitted to be made by any Participant or other person entitled to benefits under the Plan, and any permitted modification, or revocation thereof, shall be filed with the Company at such times, in such form, and subject to such restrictions and limitations, not inconsistent with the terms of the Plan, as the Administrator shall require. Notwithstanding anything herein to the contrary, the Administrator may, on the date of grant or at a later date, as applicable, prohibit an individual from making an election under Code Section 83(b). If the Administrator has not prohibited an individual from making this election, an individual who makes this election shall notify the Administrator of the election within ten (10) days of filing notice of the election with the Internal Revenue Service. This requirement is in addition to any filing and notification required under the regulations issued under the authority of Code Section 83(b).

Section 7.7     Evidence. Evidence required of anyone under the Plan may be by certificate, affidavit, document or other information upon which the person is acting considers pertinent and reliable, and signed, made or presented by the proper party or parties.

Section 7.8     Tax Withholding.

(a)    Withholding Generally. Whenever shares of Stock are to be issued in satisfaction of Awards granted under this Plan or a tax event occurs, the Company may require the Participant to remit to the member of the Company Group, as applicable, employing the Participant an amount sufficient to satisfy applicable U.S. federal, state, local, and international income tax, social insurance, payroll tax, fringe benefits tax, payment on account or other tax-related items (the “Tax-Related Items”) legally due from the Participant prior to the delivery of shares of Stock pursuant to exercise or settlement of any Award. Whenever payments in satisfaction of Awards granted under this Plan are to be made in cash, such payment will be net of an amount sufficient to satisfy applicable withholding obligations for Tax-Related Items. Unless otherwise determined by the Administrator, the Fair Market Value of the shares of Stock will be determined as of the date that the taxes are required to be withheld and such shares of Stock will be valued based on the value of the actual trade or, if there is none, the Fair Market Value of the shares of Stock as of the previous trading day.

(b)    Stock Withholding. The Administrator, or its delegate(s), as permitted by applicable law, in its sole discretion and pursuant to such procedures as it may specify from time to time and to limitations of local law, may require or permit a Participant to satisfy such Tax Related Items legally due from the Participant, in whole or in part by (without limitation) (a) paying cash, (b) having the Company withhold otherwise deliverable cash or shares of Stock having a Fair Market Value equal to the Tax-Related Items to be withheld, (c) delivering to the Company already-owned shares having a Fair Market Value equal to the Tax-Related Items to be withheld, or (d) withholding from the proceeds of the sale of otherwise deliverable shares of Stock acquired pursuant to an Award either through a voluntary sale or through a mandatory sale arranged by the Company. The Company may withhold or account for these Tax-Related Items by considering applicable statutory withholding rates or other applicable withholding rates, including up to the maximum permissible statutory tax rate for the applicable tax jurisdiction, to the extent consistent with applicable laws.

Section 7.9     Action by Company or Subsidiary. Any action required or permitted to be taken by the Company or any Subsidiary shall be by resolution of its Board of Directors, or by action of one or more members of the Board (including a committee of the Board) who are duly authorized to act for the Board, or (except to the extent prohibited by applicable law or applicable rules of the Exchange on which the Company lists its securities) by a duly authorized officer of the Company or such Subsidiary.

Section 7.10     Successors. All obligations of the Company under this Plan shall be binding upon and inure to the benefit of any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation or otherwise, of all or substantially all of the business, stock, and/or assets of the Company.

Section 7.11     Indemnification. To the fullest extent permitted by law and the Company’s governing documents, each person who is or shall have been a member of the Administrator, or of the Board, or an officer of the Company to whom authority was delegated in accordance with Section 5.3, or an Employee of the Company shall be indemnified and held harmless by the Company (i) against and from any loss (including amounts paid in settlement), cost, liability or expense (including reasonable attorneys’ fees) that may be imposed upon or reasonably incurred by him or her in connection with or resulting from any claim, action, suit, or proceeding to which he or she may be a party or in which he or she may be involved by reason of any action taken or failure to act under the Plan; and (ii) against and from any and all amounts paid by him or her in settlement thereof, with the Company’s approval, or paid by him or her in satisfaction of any judgment in any such action, suit, or proceeding against him or her, provided he or she shall give the Company an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his or her own behalf, unless such loss, cost, liability, or expense is a result of his or her own willful misconduct or except as expressly provided by statute or regulation. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled under the Company’s charter or bylaws, as a matter of law, or otherwise, or any power that the Company may have to indemnify them or hold them harmless. The foregoing right to indemnification shall include the right to be paid by the Company the expenses incurred in defending any such proceeding in advance of its final disposition, provided, however, that, if required by applicable law, an advancement of expenses shall be made only upon delivery to the Company of an undertaking by or on behalf of such persons to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal that such person is not entitled to be indemnified for such expenses.

Section 7.12     No Fractional Shares. Unless otherwise permitted by the Administrator, no fractional shares of Stock shall be issued or delivered pursuant to the Plan or any Award. The Administrator shall determine whether cash or other property shall be issued or paid in lieu of fractional shares or whether such fractional shares or any rights thereto shall be forfeited or otherwise eliminated by rounding down.

Section 7.13     Governing Law. The Plan, all Awards granted hereunder, and all actions taken in connection herewith shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania without reference to principles of conflict of laws, except as superseded by applicable federal law. The federal and state courts located in the Commonwealth of Pennsylvania, shall have exclusive jurisdiction over any claim, action, complaint or lawsuit brought under the terms of the Plan. By accepting any award under this Plan, each Participant and any other person claiming any rights under the Plan agrees to submit himself or herself and any legal action that the Participant brings under the Plan, to the sole jurisdiction of such courts for the adjudication and resolution of any such disputes.

Section 7.14    Benefits Under Other Plans. Except as otherwise provided by the Administrator or as set forth in a Qualified Retirement Plan, Awards to a Participant (including the grant and the receipt of benefits) under the Plan shall be disregarded for purposes of determining the Participant’s benefits under, or contributions to, any Qualified Retirement Plan, non-qualified plan and any other benefit plans maintained by the Participant’s employer. The term “Qualified Retirement Plan” means any plan of the Company or a Subsidiary that is intended to be qualified under Code Section 401(a).

Section 7.15     Validity. If any provision of this Plan is determined to be illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining parts hereof, but this Plan shall be construed and enforced as if such illegal or invalid provision has never been included herein.

Section 7.16     Notice. Unless otherwise provided in an Award Agreement, all written notices and all other written communications to the Company provided for in the Plan, or in any Award Agreement, shall be delivered personally or sent by registered or certified mail, return receipt requested, postage prepaid (provided that international mail shall be sent via overnight or two-day delivery), or sent by facsimile, email or prepaid overnight courier to the Company at its principal executive office. Such notices, demands, claims and other communications shall be deemed given:

(a)    in the case of delivery by overnight service with guaranteed next day delivery, the next day or the day designated for delivery;

(b)     in the case of certified or registered U.S. mail, five (5) days after deposit in the U.S. mail; or

(c)    in the case of facsimile or email, the date upon which the transmitting party received confirmation of receipt;

provided, however, that in no event shall any such communications be deemed to be given later than the date they are actually received, provided they are actually received. In the event a communication is not received, it shall only be deemed received upon the showing of an original of the applicable receipt, registration or confirmation from the applicable delivery service. Communications that are to be delivered by the U.S. mail or by overnight service to the Company shall be directed to the attention of the Company’s Chief Executive Officer and to the Corporate Secretary, unless otherwise provided in the Participant’s Award Agreement.

Section 7.17     Forfeiture Events. The Administrator may specify in an Award Agreement that the Participant’s rights, payments, and benefits with respect to an Award shall be subject to reduction, cancellation, forfeiture or recoupment upon the occurrence of certain specified events, in addition to any otherwise applicable vesting or performance conditions of an Award. Such events include, but are not limited to, termination of employment for Cause, termination of the Participant’s provision of Continuous Services to the Company Group, violation of material Company Group policies, breach of noncompetition, confidentiality, or other restrictive covenants that may apply to the Participant, or other conduct of the Participant that is detrimental to the business or reputation of the Company or any Subsidiary.

Section 7.18     Grants to Non-Employee Directors.

(a)    General. Non-Employee Directors are eligible to receive any type of Award offered under this Plan except ISOs. Awards pursuant to this Section 7.18 may be automatically made pursuant to policy adopted by the Board, or made from time to time as determined in the discretion of the Board. No Non-Employee Director may receive Awards under the Plan that, when combined with cash compensation received for service as a Non-Employee Director after the Effective Date, exceed $250,000 in value (as described below) in any calendar year. The value of Awards for purposes of complying with this maximum will be determined as follows: (a) for Options and SARs, grant date fair value will be calculated using the Company’s regular valuation methodology for determining the grant date fair value of Options for reporting purposes, and (b) for all other Awards other than Options and SARs, grant date fair value will be determined by either (i) calculating the product of the Fair Market Value per Share on the date of grant and the aggregate number of shares of Stock subject to the Award, or (ii) calculating the product using an average of the Fair Market Value over a number of trading days and the aggregate number of shares of Stock subject to the Award as determined by the Administrator. Awards granted to an individual while he or she was serving in the capacity as an Employee or while he or she was a Consultant but not a Non-Employee Director will not count for purposes of the limitations set forth in this Section 7.18(a).

(b)    Eligibility. Awards pursuant to this Section 7.18 will be granted only to Non-Employee Directors. A Non-Employee Director who is elected or re-elected as a member of the Board will be eligible to receive an Award under this Section 7.18.

(c)    Vesting, Exercisability and Settlement. Except as set forth in Section 3.3 and Article IV, Awards will vest, become exercisable, and be settled as determined by the Administrator. With respect to Options and SARs, the exercise price granted to Non-Employee Directors will not be less than the Fair Market Value of the shares of Stock at the time that such Option or SAR is granted.

(d)    Election to Receive Awards in Lieu of Cash. A Non-Employee Director may elect to receive his or her annual retainer payments and/or meeting fees from the Company in the form of cash or Awards or a combination thereof, if permitted, and as determined, by the Administrator. Such Awards will be issued under the Plan. An election under this Section 7.18 will be filed with the Company on the form prescribed by the Company.

Section 7.19     Regulatory Requirements.

(a)    FDIC Regulation. The grant and settlement of Awards under this Plan shall be conditioned upon and subject to compliance with Section 18(k) of the Federal Deposit Insurance Act, 12 U.S.C. 1828(k), and the rules and regulations promulgated thereunder.

(b)    Securities Law and Other Regulatory Compliance. An Award will not be effective unless such Award is in compliance with all applicable U.S. and foreign federal and state securities and exchange control and other laws, rules, and regulations of any governmental body, and the requirements of any stock exchange or automated quotation system upon which the shares of Stock may then be listed or quoted, as they are in effect on the date of grant of the Award and also on the date of exercise or other issuance. Notwithstanding any other provision in this Plan, the Company will have no obligation to issue or deliver certificates for shares of Stock under this Plan prior to: (a) obtaining any approvals from governmental agencies that the Company determines are necessary or advisable and/or (b) completion of any registration or other qualification of such shares under any state, federal, or foreign law or ruling of any governmental body that the Company determines to be necessary or advisable. The Company will be under no obligation to register the shares of Stock under this Plan with the SEC or to effect compliance with the registration, qualification, or listing requirements of any foreign or state securities laws, exchange control laws, stock exchange, or automated quotation system, and the Company will have no liability for any inability or failure to do so.

Section 7.20     Awards Subject to Insider Trading Policy. Each Participant who receives an Award will comply with any policy adopted by the Company from time to time covering transactions in the Company’s securities by Employees, officers, and/or Directors of the Company, as well as with any applicable insider trading or market abuse laws to which the Participant may be subject.

Section 7.21     Awards Subject to Clawback. All Awards, subject to applicable law, will be subject to clawback or recoupment pursuant to any compensation clawback or recoupment policy adopted by the Board or required by law during the term of Participant’s employment or other service with the Company that is applicable to officers, Employees, Directors or other service providers of the Company, and in addition to any other remedies available under such policy and applicable law, may require the cancellation of outstanding Awards and the recoupment of any gains realized with respect to Awards.

Section 7.22     Escrow; Pledge of Shares. To enforce any restrictions on a Participant’s shares of Stock, the Administrator may require the Participant to deposit all certificates representing shares of Stock, together with stock powers or other instruments of transfer approved by the Administrator, appropriately endorsed in blank, with the Company or an agent designated by the Company to hold in escrow until such restrictions have lapsed or terminated, and the Administrator may cause a legend or legends referencing such restrictions to be placed on the certificates. Any Participant who is permitted to execute a promissory note as partial or full consideration for the purchase of shares of Stock under this Plan will be required to pledge and deposit with the Company all or part of the shares of Stock so purchased as collateral to secure the payment of the Participant’s obligation to the Company under the promissory note, provided, however, that the Administrator may require or accept other or additional forms of collateral to secure the payment of such obligation and, in any event, the Company will have full recourse against the Participant under the promissory note notwithstanding any pledge of the Participant’s Stock or other collateral. In connection with any pledge of the shares of Stock, the Participant will be required to execute and deliver a written pledge agreement in such form as the Administrator will from time to time approve. The shares of Stock purchased with the promissory note may be released from the pledge on a pro rata basis as the promissory note is paid.

ARTICLE VIII – DEFINED TERMS; CONSTRUCTION

Section 8.1     In addition to the other definitions contained herein, unless otherwise specifically provided in an Award Agreement, the following definitions shall apply:

(a)     “Administrator” means the Committee or, in the Board’s sole discretion, the Board.

(b)     “Award” means any Stock Option, SARs, Restricted Stock, RSU, Performance Awards or any or all of them, or any other right or interest relating to stock or cash, granted to a Participant under the Plan.

(c)     “Award Agreement” means the document (in whatever medium prescribed by the Administrator) which evidences the terms and conditions of an award under the Plan. Such document is referred to as an agreement regardless of whether Participant signature is required.

(d)     “Bank” has the meaning ascribed to it in Section 1.1.

(e)     “Beneficiary Designation” has the meaning ascribed to it in Section 7.3.

(f)     “Blackout Period” has the meaning ascribed to it in Section 5.2(m).

(g)     “Board” means the Board of Directors of the Company.

(h)    If the Participant is subject to a written employment agreement (or other similar written agreement) with the Company Group that provides a definition of termination for “cause,” then, for purposes of this Plan, the term “Cause” shall have meaning set forth in such agreement. In the absence of such a definition, “Cause” means (i) the conviction of the Participant of a felony or of any lesser criminal offense involving moral turpitude; (ii) the willful commission by the Participant of a criminal or other act that, in the judgment of the Administrator will likely cause substantial economic damage to the Company Group or substantial injury to the business reputation of the Company Group; (iii) the commission by the Participant of an act of fraud in the performance of his or her duties on behalf of the Company Group; (iv) the continuing willful failure of the Participant to perform his or her duties to the Company Group (other than any such failure resulting from the Participant’s incapacity due to physical or mental illness) after written notice thereof; or (v) an order of a federal or state regulatory agency or a court of competent jurisdiction requiring the termination of the Participant’s Continuous Service with the Company Group. Notwithstanding the foregoing, an Employee’s employment shall not be deemed to have been terminated for Cause if such termination took place as a result of: (x) questionable judgment on the part of the Participant; or (y) any act or omission in respect of which a determination is properly made by the Administrator that the Employee met the applicable standard of conduct prescribed for indemnification or reimbursement or payment of expenses under the Bylaws of the Company or the Bank or the laws of the Commonwealth of Pennsylvania, or the directors’ and officers’ liability insurance of the Company or Bank, in each case as in effect at the time of such act or omission.

(i)     “Change in Control” has the meaning ascribed to it in Section 4.2.

(j)     “Code” means the Internal Revenue Code of 1986, as amended, and any rules, regulations and guidance promulgated thereunder, as modified from time to time.

(k)     “Code Section 409A” means the provisions of Section 409A of the Code and any rules, regulations and guidance promulgated thereunder, as modified from time to time.

(l)     “Committee” means the Compensation Committee of the Board or one or more subcommittees appointed by the Compensation Committee to administer the Plan in accordance with Section 5.1 or, if no such Compensation Committee or subcommittee thereof exists, such other committee of the Board comprised solely of two or more persons who are “non-employee directors” of the Company, within the meaning of Rule 16b-3 under the Exchange Act.

(m)     “Company” has the meaning ascribed to it in Section 1.1.

(n)     “Company Group” means the Company, any Parent and its Subsidiaries. For the avoidance of doubt, the term “Company Group” shall include all members of the Company Group or any member of the Company Group, as the context requires.

(o)     “Consultant” means any natural person, including an advisor or independent contractor, engaged by the Company Group to render services to such entity.

(p)     “Continuous Service” means the Participant’s Service with the Company Group as a Service Provider is not interrupted or terminated. A Participant’s Continuous Service shall not be deemed to have terminated merely because of a change in the capacity in which the Participant renders Service to the Company Group as a Service Provider or a change in the entity for which such Participant renders such Service, provided that there is no interruption or termination of such Participant’s Continuous Service; provided further that if any Award is subject to Code Section 409A, this sentence shall only be given effect to the extent consistent with Code Section 409A. The Administrator or its delegate, in its sole discretion, may determine whether Continuous Service shall be considered interrupted in the case of any leave of absence approved by that party, including sick leave, military leave or any other personal or family leave of absence. The Administrator or its delegate, in its sole discretion, may determine whether a Company transaction, such as a sale or spin-off of a division or Subsidiary to which a Participant provide Service, shall be deemed to result in a termination of Continuous Service for purposes of affected Awards, and any such decision shall be final, conclusive and binding on all parties.

(q)     “Deferred Compensation” has the meaning ascribed to it in Section 2.8.

(r)     “Director” means a member of the Board or the Board of Directors of a Subsidiary.

(s)     “Disability” means (A) with respect to a Participant who is subject to a written employment agreement (or other similar written agreement) with the Company or a Subsidiary that provides a definition of “Disability” or “Disabled,” then, for purposes of this Plan, the terms “Disability” or “Disabled” shall have meaning set forth in such agreement and (B) with respect to any other Participant, such meaning set forth or described in with the Bank’s long-term disability plan. To the extent that an Award hereunder is subject to Code Section 409A, “Disability” or “Disabled” shall mean that a Participant: (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months; or (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering Employees. Except to the extent prohibited under Code Section 409A, if applicable, the Administrator shall have discretion to determine if a termination due to Disability has occurred.

(t)     “Disinterested Board Member” means a member of the Board who: (a) is not a current Employee of the Company or a Subsidiary, (b) does not receive remuneration from the Company or a Subsidiary, either directly or indirectly, for Services rendered as a Consultant or in any capacity other than as a Director, except in an amount for which disclosure would not be required pursuant to Item 404 of SEC Regulation S-K in accordance with the proxy solicitation rules of the SEC, as amended or any successor provision thereto, (c) does not possess an interest in any other transaction, and is not engaged in a business relationship, for which disclosure would be required pursuant to Item 404(a) of SEC Regulation S-K under the proxy solicitation rules of the SEC, as amended or any successor provision thereto; and (d) is an “independent director” under the rules under Nasdaq or other securities exchange or inter-dealer quotation system on which the Stock is listed or quoted. The term Disinterested Board Member shall be interpreted in such manner as shall be necessary to conform to the requirements of “non-employee directors” under Rule 16b-3 promulgated under the Exchange Act and the corporate governance standards imposed on compensation committees under the listing requirements imposed by any national securities exchange on which the Company lists or seeks to list its securities.

(u)     “Dividend Equivalent Rights” means the right of a Participant, granted at the discretion of the Administrator or as otherwise provided by the Plan, to receive a credit for the account of such Participant in an amount equal to the cash, stock or other property dividends in amounts equal to the cash, stock or other property dividends for each share of Stock represented by an Award held by such Participant.

(v)     “Effective Date” has the meaning ascribed to it in Section 1.1.

(w)     “Employee” means any person, including officers and Directors, providing Services as an employee to the Company Group. Neither Service as a Director nor payment of a Director’s fee by the Company Group will be sufficient to constitute “employment” by the Company Group.

(x)     “Exchange” means any national securities exchange on which the Stock may from time to time be listed or traded.

(y)     “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time.

(z)     “Exercise Price” means the price established with respect to an option pursuant to Section 2.2 or SARs pursuant to Section 2.5.

(aa)   “Fair Market Value” on any date, unless otherwise determined by the Administrator, means (i) if the Stock is listed on an Exchange, the closing sales price on such Exchange or over such system on such date or, in the absence of reported sales on such date, the closing sales price on the immediately preceding date on which sales were reported, or (ii) if the Stock is not listed on a securities exchange, “Fair Market Value” shall mean a price determined by the Administrator in good faith on the basis of objective criteria consistent with the requirements of Code Section 422 and applicable provisions of Section 409A.

(bb)   “GAAP” means U.S. Generally Accepted Accounting Principles.

(cc)   “Incumbent Board” has the meaning ascribed to it in Section 4.2(b).

(dd)   “ISO” has the meaning ascribed to it in Section 2.1(a).

(ee)   “Non-Employee Director” means a Director who is not an Employee of the Company Group.

(ff)   “Non-Qualified Option” has the meaning ascribed to it in Section 2.1(a).

(gg)   “Parent” means any corporation (other than the Company) in an unbroken chain of corporations ending with the Company if each of such corporations other than the Company owns stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

(hh)   “Part 359” has the meaning ascribed to it in Section 4.1(a)(i).

(ii)    “Participant” means any individual who has received, and currently holds, an outstanding award under the Plan.

(jj)   “Performance Award” means an Award that vests in whole or in part upon the achievement of one or more specified performance goals with respect to the applicable Performance Factors, as determined by the Administrator. Regardless of whether an Award is subject to the attainment of one or more performance goals with respect to the applicable Performance Factors, the Administrator may also condition the vesting thereof upon the Continuous Service of the Participant. The conditions for grant or vesting and the other provisions of a Performance Award (including without limitation any applicable Performance Factors or performance goals) need not be the same with respect to each recipient. A Performance Award shall vest, or as to RSUs or Performance Units be settled, after the Administrator has determined that the performance goals have been satisfied.

(kk)   “Performance Factors” many any of the factors selected by the Administrator and specified in any Award Agreement, from among the following measures, either individually, alternatively or in any combination, applied to the Company as a whole or any business unit or Subsidiary, either individually, alternatively, or in any combination, and may be measured relative to a peer group, an index or a business plan and may be considered as absolute measures or changes in measures, on a GAAP or non-GAAP basis, and measured, to the extent applicable on an absolute basis or relative to a pre-established target, to determine whether the performance goals established by the Administrator with respect to the applicable Awards have been satisfied: book value or tangible book value per share; basic earnings per share (e.g., earnings before interest and taxes, earnings before interest, taxes, depreciation and amortization; or earnings per share); basic cash earnings per share; diluted earnings per share; return on equity; return on average tangible equity; net income or net income before taxes; net interest income; non-interest income; non-interest expense to average assets ratio; cash general and administrative expense to average assets ratio; efficiency ratio; cash efficiency ratio; financial return ratios; core earnings, capital ratios; increase in revenue; total shareholder return; net operating income, operating income; net interest margin or net interest rate spread; stock price; assets, growth in assets, loans or deposits, asset quality level, charge offs, loan reserves, non-performing assets, loans, deposits, growth of loans, loan production volume, non-performing loans, deposits or assets; regulatory compliance or safety and soundness; achievement of balance sheet or income statement objectives and strategic business objectives, or any combination of these or other measures. The terms of an Award may provide that partial achievement of performance goals with respect to the applicable Performance Factors may result in partial payment or vesting of the award or that the achievement of the performance goals with respect to the applicable Performance Factors may be measured over more than one period or fiscal year. In establishing any Performance Factor and applicable performance goal for a Performance Award, the Administrator may provide for the exclusion of the effects of one or more items, including but not limited to: (i) extraordinary, unusual, and/or nonrecurring items of gain or loss; (ii) gains or losses on the disposition of a business; (iii) dividends declared on the Company’s stock; (iv) changes in tax or accounting principles, regulations or laws; or (v) expenses incurred in connection with a merger, branch acquisition or similar transaction. Subject to the preceding sentence, if the Administrator determines that a change in the business, operations, corporate structure or capital structure of the Company or the manner in which the Company Group conducts its business or other events or circumstances render current Performance Factor and/or performance goals to be unsuitable, the Administrator may modify such Performance Factor and performance goals, in whole or in part, as the Administrator deems appropriate. Notwithstanding anything to the contrary herein, Performance Factors and/or performance goals relating to any Award hereunder will be modified, to the extent applicable, to reflect a change in the outstanding shares of Stock of the Company by reason of any stock dividend or stock split, or a corporate transaction, such as a merger of the Company into another corporation, any separation of a corporation or any partial or complete liquidation by the Company or a Subsidiary. If a Participant is promoted, demoted or transferred to a different business unit during a performance period, the Administrator may determine that the selected Performance Factors, performance goals or applicable Performance Period are no longer appropriate, in which case, the Administrator, in its sole discretion, may: (i) adjust, change or eliminate the Performance Factors or performance Goals or change the applicable Performance Period; or (ii) cause to be made a cash payment to the Participant in an amount determined by the Administrator.

(ll)    “Performance Period” means one or more periods of time, which may be of varying and overlapping durations, as the Administrator may select, over which the attainment of one or more performance goals with respect to a Performance Factor will be measured for the purpose of determining a Participant’s right to, and the payment of, a Performance Award.

(mm)  “Performance Share” means an Award as described in Section 2.6(a)(i) and granted under the Plan, the payment of which is contingent upon achieving certain performance goals established by the Administrator.

(nn)   “Performance Unit” means an Award as defined in Section 2.6(a)(ii) and granted under the Plan, the payment of which is contingent upon achieving certain performance goals established by the Administrator.

(oo)   “Permitted Transferee” means any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law (including adoptive relationships) of the Participant, any person sharing the Participant’s household (other than a tenant or employee), a trust in which these persons (or the Participant) have more than 50% of the beneficial interest, a foundation in which these persons (or the Participant) control the management of assets, and any other entity in which these persons (or the Participant) own more than 50% of the voting interests.

(pp)   “Plan” has the meaning set forth in Section 1.1.

(qq)   “Prior Plan” means the 2013 First National Community Bancorp, Inc. 2013 Long-Term Incentive Compensation Plan, as amended from time to time.

(rr)   “Purchase Price” means the price to be paid for shares of Stock acquired under the Plan, other than shares acquired upon exercise of an Option or SAR.

(ss)   “Qualified Retirement Plan” has the meaning set forth in Section 7.14.

(tt)   “Reload Awards” are Awards in which additional “reload” Awards are automatically granted upon the exercise or settlement of the initial Award.

(uu)   “Restricted Stock” or “Restricted Stock Award” has the meaning ascribed to it in Sections 2.1(b) and 2.3.

(vv)   “Restricted Stock Unit” has the meaning ascribed to it in Sections 2.1(c) and 2.4.

(ww)  “Restriction Period” has the meaning set forth in Section 2.4(d)(i).

(xx)   “Retirement” means, unless otherwise specified in an Award Agreement, retirement from employment as an Employee on or after (i) the attainment of age 65 and (ii) having been employed by the Company Group for ten or more years or otherwise in accordance with the Company Group’s guidelines for early termination of employment as established by the Board from time to time, or Termination of Continuous Service as a Director on or after the attainment of the latest age at which a Director is eligible for election or appointment as a voting member of the Employer’s Board of Directors under the Employer’s charter, or if there are no age limitations for serving as a Director, then age 70, provided, however, that unless otherwise specified in an Award Agreement, an Employee who is also a Director shall not be deemed to have terminated due to Retirement for purposes of vesting of Awards and exercise of Stock Options until both Service as an Employee and Service as a Director has ceased. A Non-Employee Director will be deemed to have terminated due to Retirement under the provisions of this Plan only if the Non-Employee Director has terminated Service on the Board(s) of Directors of the Company and any Subsidiary or affiliate in accordance with applicable Company policy, following the provision of written notice to such Board(s) of Directors of the Non-Employee Director’s intention to retire. A Non-employee Director who continues in Service as a director emeritus or advisory director shall be deemed to be in Continuous Service for purposes of vesting of Awards and exercise of Stock Options.

(yy)    “SAR” has the meaning ascribed to it in Sections 2.1(d) and 2.5.

(zz)    “SEC” means the United States Securities and Exchange Commission.

(aaa)   “Securities Act” means the Securities Act of 1933, as amended from time to time.

(bbb)  “Service” means service as Service Provider of the Company or a Subsidiary, as the case may be, and shall include service as a director emeritus or advisory director. Service shall not be deemed interrupted in the case of sick leave, military leave or any other absence approved by the Company or a Subsidiary, in the case of transferees between payroll locations or between the Company, a Subsidiary or a successor.

(ccc)   “Service Provider” mean any Employee, Consultant or Non-employee Director of the Company Group, as the case may be.

(ddd)  “Share Limit” has the meaning ascribed to it in Sections 3.2(a).

(eee)   “Stock” means the common stock of the Company, $1.25 par value per share.

(fff)    “Stock Appreciation Right” means an Award as described in Section 2.5 and granted under the Plan.

(ggg)   “Stock Option” has the meaning ascribed to it in Sections 2.1(a) and 2.2.

(hhh)  “Stock-based Awards” has the meaning ascribed to it in Sections 4.1(a).

(iii)    “Subsidiary” means any corporation, affiliate, bank or other entity which would be a subsidiary corporation with respect to the Company as defined in Code Section 424(f) and, other than with respect to an ISO, shall also mean any partnership or joint venture in which the Company and/or other Subsidiary owns more than fifty percent (50%) of the capital or profits interests.

(jjj)    “Target Level” has the meaning ascribed to it in Sections 2.10(c).

(kkk)  “Tax-Related Items” has the meaning ascribed to it in Sections 7.8(a).

(lll)    “Termination of Continuous Service” means the first day occurring on or after a grant date on which the Participant ceases to be an Employee or Director of, or service provider to, the Company Group, regardless of the reason for such cessation, subject to the following:

i.    The Participant’s cessation as an Employee or service provider shall not be deemed to occur by reason of the transfer of the Participant between the Company, any Parent and a Subsidiary or between two such entities.

ii.    The Participant’s cessation as an Employee or service provider shall not be deemed to occur by reason of the Participant’s being on a leave of absence from the Company Group approved by the member of the Company Group otherwise receiving the Participant’s Services provided such leave of absence does not exceed six months, or if longer, so long as the Employee retains a right to reemployment with the Company Group under an applicable statute or by contract. For these purposes, a leave of absence constitutes a bona fide leave of absence only if there is a reasonable expectation that the Employee will return to perform Services for the Company Group. If the period of leave exceeds six months and the Employee does not retain a right to reemployment under an applicable statute or by contract, the employment relationship is deemed to terminate on the first day immediately following such six-month period. For purposes of this sub-section, to the extent applicable, an Employee’s leave of absence shall be interpreted by the Administrator in a manner consistent with Treasury Regulation Section 1.409A-1(h)(1).

iii.    If, as a result of a sale or other transaction, the Subsidiary for whom Participant is employed (or to whom the Participant is providing services) ceases to be a Subsidiary, and the Participant is not, following the transaction, an Employee of or service provider to the Company or an entity that is then a Subsidiary, then the occurrence of such transaction shall be treated as the Participant’s Termination of Continuous Service caused by the Participant being discharged by the entity for whom the Participant is employed or to whom the Participant is providing Services.

iv.    Except to the extent Section 409A of the Code may be applicable to an Award, and subject to the foregoing paragraphs of this sub-section, the Administrator shall have discretion to determine if a Termination of Continuous Service has occurred and the date on which it occurred. In the event that any Award under the Plan constitutes Deferred Compensation, the term Termination of Continuous Service shall be interpreted by the Administrator in a manner consistent with the definition of “Separation from Service” as defined under Code Section 409A and under Treasury Regulation Section 1.409A-1(h)(ii). For purposes of this Plan, a “Separation from Service” shall have occurred if the Company and Participant reasonably anticipate that no further Services will be performed by the Participant after the date of the Termination of Continuous Service (whether as an employee or as an independent contractor) or the level of further Services performed will be less than 50% of the average level of bona fide Services in the 36 months immediately preceding the Termination of Continuous Service. If a Participant is a “Specified Employee,” as defined in Code Section 409A and any payment to be made hereunder shall be determined to be subject to Code Section 409A, then if required by Code Section 409A, such payment or a portion of such payment (to the minimum extent possible) shall be delayed and shall be paid on the first day of the seventh month following Participant’s Separation from Service.

v.    With respect to a Participant who is a Director, a Termination of Continuous Service as a Director will not be deemed to have occurred if the Participant continues as a director emeritus or advisory director. With respect to a Participant who is both an Employee and a Director, termination of employment as an Employee shall not constitute a Termination of Continuous Service for purposes of the Plan so long as the Participant continues to provide Service as a Director or director emeritus or advisory director.

(mmm)   “Ten Percent Shareholder” has the meaning ascribed to it in Sections 2.2(c).

(nnn)    “Treasury Regulations” means regulations promulgated by the United States Treasury Department.

(ooo)     “Underwater Award” has the meaning ascribed to it in Sections 3.3(b).

(ppp)    “Unvested Shares” means shares of Stock that have not yet vested or are subject to a right of repurchase in favor of the Company.

Section 8.2     In this Plan, unless otherwise stated or the context otherwise requires, the following uses apply:

(a)    Actions permitted under this Plan may be taken at any time and from time to time in the actor’s reasonable discretion;

(b)    References to a statute shall refer to the statute and any successor statute, and to all regulations promulgated under or implementing the statute or its successor, as in effect at the relevant time;

(c)    In computing periods from a specified date to a later specified date, the words “from” and “commencing on” (and the like) mean “from and including,” and the words “to,” “until” and “ending on” (and the like) mean “to, but excluding”;

(d)    References to a governmental or quasi-governmental agency, authority or instrumentality shall also refer to a regulatory body that succeeds to the functions of the agency, authority or instrumentality;

(e)    Indications of time of day mean Eastern time;

(f)    The word “including” means “including, but not limited to”;

(g)    All references to sections, schedules and exhibits are to sections, schedules and exhibits in or to this Plan unless otherwise specified;

(h)    All words used in this Plan will be construed to be of such gender or number as the circumstances and context require;

(i)    The captions and headings of articles, sections, schedules and exhibits appearing in or attached to this Plan have been inserted solely for convenience of reference and shall not be considered a part of this Plan nor shall any of them affect the meaning or interpretation of this Plan or any of its provisions;

(j)    Any reference to a document or set of documents in this Plan, and the rights and obligations of the parties under any such documents, shall mean such document or documents as amended from time to time, and any and all modifications, extensions, renewals, substitutions or replacements thereof; and

(k)    Unless otherwise determined by the Administrator, all accounting terms not specifically defined herein shall be construed in accordance with GAAP.

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